Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE is made as of August 1, 2016, by and among First Niagara Financial Group, Inc., a Delaware corporation (“FNFG”), KeyCorp, an Ohio corporation (“Key”), and U.S. Bank National Association, a national banking association, as Trustee (the “Trustee”), to the Subordinated Notes Indenture dated as of March 16, 2010 (the “Base Indenture” and, as amended and supplemented to the date hereof, the “Indenture”), between FNFG and Trustee. Capitalized terms have the meanings given them in the Indenture unless defined herein.

WHEREAS, FNFG executed and delivered the Base Indenture to the Trustee, to provide for the issuance from time to time of FNFG’s notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series;

WHEREAS, the FNFG executed and delivered to the Trustee the First Supplemental Indenture, dated as of December 13, 2011 (the “First Supplemental Indenture”), pursuant to which FNFG issued its 7.25% Subordinated Notes due 2021, in the aggregate amount of $300,000,000 (the “2021 Notes”) and made certain amendments to the Base Indenture as set forth therein;

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of October 30, 2015 by and between Key and FNFG (the “Merger Agreement”), on the date of this Second Supplemental Indenture FNFG merged with and into Key, with Key being the surviving corporation and assuming all of the rights and obligations of FNFG (the “Merger”);

WHEREAS, Section 9.01 and Section 10.01 of the Indenture require that Key expressly assume, by a supplemental indenture executed and delivered to the Trustee by Key, without the consent of any Holders, the due and punctual payment of the principal of and premium, if any and the interest on all the Securities of each series and the performance of every covenant of the Indenture on the part of FNFG to be performed or observed;

WHEREAS, Key has requested that the Trustee execute and deliver this Second Supplemental Indenture and to satisfy its obligations with regard to all requirements necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make it a valid and binding obligation of Key have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. As supplemented hereby, the Indenture is in all respects ratified and confirmed and the Base Indenture, the First Supplemental Indenture, and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument.

2. As required by Section 9.01 and Section 10.1 of the Indenture, Key hereby covenants and agrees to assume: (i) all of the rights and obligations of FNFG regarding the due and punctual payment of the principal of and premium, if any and the interest on all the Securities of each series and (ii) the performance of every covenant of the Indenture on the part of FNFG to be performed or observed.

3. Key represents and warrants that (a) it has all necessary power and authority to execute and deliver this Second Supplemental Indenture and to perform the covenants and obligations of the Indenture, (b) it is the successor of FNFG pursuant to a valid merger effected in accordance with applicable law, (c) it is a corporation organized and existing under the laws of the State of Ohio, (d) after giving effect to this Second Supplemental Indenture, no Event of Default or Default, and no event which, after notice or lapse of time or both, would become an Event of Default or a Default, shall have happened and be continuing, (e) this Second Supplemental Indenture is executed and delivered pursuant to Section 9.01 of the Indenture and does not require the consent of the Holders of the Securities, and (f) no properties or assets of FNFG will become subject to a mortgage, pledge, lien, security interest or other encumbrance which is not permitted by the Indenture as a result of the Merger.

4. This Second Supplemental Indenture shall become effective simultaneously with the effectiveness of the Merger, provided, however, that:

a.	The Trustee shall have executed a counterpart of this Second Supplemental Indenture and shall have received a counterpart of this Second Supplemental Indenture executed by FNFG and Key.

b.	The Trustee shall have received an Officers’ Certificate in accordance with Sections 1.02, 9.03 and 10.01 of the Indenture.

c.	The Trustee shall have received an Opinion of Counsel in accordance with Sections 1.02, 9.03 and 10.01 of the Indenture.

d.	Key and FNFG shall have duly executed and filed a certificate of merger with the Delaware Department of State and the Ohio Office of the Secretary of State in connection with the Merger.

5. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or the due execution thereof by FNFG or Key. The recitals contained herein are made by FNFG and Key and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.

6. This Second Supplemental Indenture shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

7. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[signatures appear on next page]

IN WITNESS WHEREOF, each party hereto has caused this instrument to be signed in its name and behalf by its duly authorized officer, all as of the date first written above.

KEYCORP

By:	/s/ Joseph M. Vayda
Name:	Joseph M. Vayda
Title:	Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ K. Wendy Kumar
Name:	K. Wendy Kumar
Title:	Vice President

FIRST NIAGARA FINANCIAL GROUP, INC.

By:	/s/ Gary M. Crosby
Name:	Gary M. Crosby
Title:	Chief Executive Officer & President

[Signature Page to Second Supplemental Indenture]